Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw	Steven Canup
Chief Financial Officer	Investor Relations
(626) 583-3512	(626) 583-3775

FOR IMMEDIATE RELEASE

April 17, 2003

EAST WEST BANCORP REPORTS FIRST QUARTER RESULTS

First Quarter Earnings per Share of $0.48, 7% Higher than Prior Year Quarter

Pretax Income Rises 19% Over First Quarter 2002

Deposit Repricing and Loan Growth Lead to 4.01% Margin

Management Provides Guidance for Impact of Interest Rate Moves

San Marino, CA – April 17, 2003 – East West Bancorp, Inc. (Nasdaq: EWBC) parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported financial results for the first quarter of 2003.  First quarter earnings per share equaled $0.48, 7% above the $0.45 per share before an accounting change reported for the first quarter of 2002. Pretax income for the quarter increased by 19%, reflecting higher earning assets. The effective tax rate for the quarter was 34.5% compared to 27.8% a year ago, a result of the elimination of the tax benefit from the Bank’s Registered Investment Company.

Highlights for the quarter include:

•              Net interest margin of 4.01%;

•              Total loans of $2.6 billion, highest in East West’s history;

•              Total assets reached a record $3.5 billion;

•              Further growth in core deposits to $1.6 billion;

•              41% efficiency ratio for the quarter;

•              Completion of the Pacific Business Bank acquisition.

Financial Summary

Net income for the first quarter of 2003 equaled $11.8 million, 8% higher than net income before a change in accounting principle for the prior year quarter. Pretax income for the quarter rose by 19% to $18.0 million. Diluted earnings per share for the March quarter totaled $0.48, 7% above first quarter 2002 earnings per share before a change in accounting principle.  Return on average assets for the quarter was 1.42%, while return on average equity was 15.42%.

Dominic Ng, Chairman, President and Chief Executive Officer, commented, “We are pleased with the initial performance for 2003.  Our pretax income grew by 19%, driven by the continued expansion of our loan portfolio, repricing of our time deposits and our stable asset quality.  We are especially pleased that despite one of the most challenging interest rate environments in our history, our net interest margin for the quarter rose to 4.01%, and excluding the impact of the mortgage securities premium amortization was 4.07%, a significant change from the fourth quarter of 2002.  In addition, we launched our new representative office in Beijing and closed the acquisition of Pacific Business Bank. In all, these accomplishments and actions leave us well positioned for another year of record earnings.”

Management Guidance

Mr. Ng provided additional guidance on the financial impact of potential changes in interest rates, “We remain confident in our initial estimates of full year EPS of $2.25, assuming stable interest rates, to $2.30, assuming a slight increase in rates. Our operations continue to generate strong fundamental financial performance and we have the strongest balance sheet in the Bank’s history.  However, we are cognizant that external factors have important effects on our financial results.  Based on our current asset and liability composition and the results from interest rate models, we believe that a potential 25 basis point reduction by the Federal Reserve would result in a decrease of approximately $2 million in net interest income over a twelve month period, or $0.05 in annual earnings per share and a 6 basis point reduction in our annualized net interest margin.”

Balance Sheet Summary

Total assets equaled $3.5 billion as of March 31, 6% higher than at the end of 2002 and a record level for East West.  Gross loans at the end of the first quarter totaled $2.6 billion, 10% higher than the $2.3 billion reported as of December 2002 and also a record amount.  The acquisition of Pacific Business Bank (PBB) contributed approximately $113 million or 4.8% in loan growth, with organic loan growth of 5.5%, or an annualized organic growth rate of 21.8%.   East West did not securitize any loans during the first quarter.  Average earning assets for the first quarter totaled $3.1 billion, 16% above the average for the first quarter of 2002, while average loans for the March quarter equaled $2.4 billion, 10% higher than the average for the year ago quarter.  Strong growth in commercial real estate, multifamily, construction and consumer loans contributed the majority of the loan growth for the period, offset by a reduction in single family balances due to securitizations.

Quarter-end deposits equaled $3.1 billion, 6% greater than December 2002.  The acquisition of PBB added approximately $135 million of deposits or 4.6% growth during the quarter.  Organic deposit growth equaled 1.6%, or an annualized 6.4%.  For the first quarter, core deposits grew 13% over year-end 2002 to a record $1.6 billion and now represent 51% of total deposits.  The PBB acquisition contributed approximately $86 million in core deposit growth, with organic core deposits growth of approximately $91 million, or an annualized 26%.  Demand, money market and savings balances contributed the majority of the total deposit growth for the first quarter. Time deposits remained approximately equal to the year end level.  Average deposits for the first quarter rose by 20% over the average for the first quarter of 2002 to $2.9 billion, while average core deposits grew by 27% to $1.4 billion.  Management anticipates deposits to increase by 14% to 15% for the full year of 2003.

The cost of deposits for the March quarter equaled 1.23% compared to 1.84% in the year ago quarter, while the cost of funds for the quarter totaled 1.35% versus 1.98% a year ago.  Approximately $723 million or 47% in time deposits repriced during the first quarter, accounting for the majority of the reduction in the cost of funds.  Approximately $675 million of time deposits or 44%, will reprice during the second quarter of 2003.

Operating Results

Net interest income for the first quarter of 2003 equaled $31.1 million, 13% greater than a year ago, while the net interest margin for the quarter was 4.01%, compared to 4.15% for the first quarter of 2002.  The previously announced amortization of purchase premium on mortgage-backed securities reduced net interest income by $480,000, representing a decrease in the annualized net interest margin of 6 basis points.  As of March 31, 2003, East West had approximately $258,000 of net premiums remaining on mortgage securities on the balance sheet which management believes will be amortized during the remainder of the year.  Management anticipates that if interest rates remain stable, the net interest margin for the second quarter of 2003 will total between 4.05% and 4.10%, rising to between 4.10% and 4.20% for the second half of the year.

East West provided $2.5 million for loan losses during the first quarter, compared to $2.6 million in the year ago quarter.  The level of provision reflects the growth in the loan portfolio as well as management’s assessment of the overall risk of the portfolio.

Non-interest income for the first quarter equaled $6.8 million, 29% above the level for the first quarter of 2002.  Core non-interest income, which excludes non-recurring gains on sales of securities and other assets, totaled $6.4 million, 22% higher than the comparable figure a year ago.  Higher branch fees, letters of credit fees, and recurring gains from secondary mortgage marketing operations, in addition to higher insurance and investment sales commissions accounted for the majority of the growth in recurring non-interest income.

Non-interest expense for the first quarter totaled $17.4 million, 15% higher than the prior year period.  Cash operating expenses, which exclude the amortization of positive intangibles and investments in affordable housing partnership, equaled $15.6 million, also a 15% increase.  The primary contributors to the increase in operating expenses were higher compensation expenses due to increases in salaries, benefit contributions and the increased staffing levels from the PBB acquisition and organic growth.  Other expenses also increased due to general growth at the Bank as well as from new costs from the Beijing representative office.   The efficiency ratio for the quarter equaled 41.3%, compared to 41.4% for the prior year quarter.  Management anticipates an efficiency ratio in the 40% to 42% range for 2003, with 12% to 14% growth in total expenses for the year, including the impact of the PBB acquisition.

The effective tax rate for the first quarter of 2003 was 34.5%, compared to 27.8% in the first quarter of 2002.  The increase in the effective rate resulted from the elimination of the Bank’s Registered Investment Company (“RIC”) during the fourth quarter of 2002, offset by a higher dollar level of tax credits from the purchase of additional tax advantaged investments made late in the first quarter.

Diluted earnings per share for the first quarter equaled $0.48, 7% above the $0.45 before an accounting change reported a year ago. Diluted shares outstanding for the quarter totaled 24.5 million shares, roughly equal to the amount for the first quarter of 2002.

Asset Quality

Asset quality ratios continued to remain well within East West’s targeted levels, with non-performing assets for the first quarter totaling $12.6 million, or 0.36% of total assets, compared to $9.5 million, or 0.33% as of March 31, 2002.  Non-accrual loans equaled $9.3 million, or 0.36% of total loans at the end of the first quarter of 2003, compared to $5.2 million, or 0.23% a year ago.  The increase in the level of non-performing assets and non-accrual loans is related to a small number of multi-family and commercial real estate and commercial business loans. The PBB acquisition also added 2 basis points to the non-performing asset ratio.  The balance of non-accrual loans and non-performing assets remains relatively flat from the end of 2002 and management believes that these loans do not represent a systemic issue with the Bank’s borrowers.  Net charge-offs for the quarter totaled $1.1 million, or an annualized 0.18% of average loans, compared to $1.0 million, or 0.17% for the first quarter of 2002.  Management believes that the general level of asset quality remains stable and anticipates that the level of non-performing assets will remain below 0.50% of total assets and the level of net charge-offs will remain below 0.35% in 2003.  The allowance for loan losses as of March 31, 2003 equaled 1.53% of total gross loans, compared to 1.29% a year ago, and represented 424% of non-accrual loans.

Capitalization

East West Bancorp remains “well-capitalized” under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.76%, a total risk-based capital ratio of 11.02% and a Tier I leverage ratio of 8.90%.  Total stockholders’ equity as of March 31, 2003 equaled $312.2 million representing a book value of $13.04 per share.  East West did not repurchase any shares during the quarter and has a total authorized amount of $9 million remaining under its existing repurchase programs.  East West believes that it has sufficient capital to support anticipated growth for 2003.

About East West

East West Bancorp is a publicly owned company, with $3.5 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly-owned subsidiary, East West Bank, is the third largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 38 branches throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara and San Mateo counties and with a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community. For more information on East West Bancorp, call toll-free (800) 713-6506, or visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2002 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share amounts)

	March 31, 2003	December 31, 2002	% Change
Assets
Cash and cash equivalents	$268,215	$295,272	(9)
Investment securities	495,063	531,607	(7)
Loans (net of allowance for loan losses of $39,504 and $35,292)	2,552,000	2,313,199	10
Premiums on deposits acquired, net	8,655	7,500	15
Goodwill	28,973	19,030	52
Other assets	166,862	154,881	8
Total assets	$3,519,768	$3,321,489	6

Liabilities and Stockholders’ Equity
Deposits	$3,107,760	$2,926,352	6
FHLB advances	36,400	34,000	7
Accrued expenses and other liabilities	40,880	36,170	13
Notes payable	1,800	2,100	(14)
Junior subordinated debt securities	20,750	20,750	0
Total liabilities	3,207,590	3,019,372	6
Stockholders’ equity	312,178	302,117	3
Total liabilities and stockholders’ equity	$3,519,768	$3,321,489	6
Book value per share	$13.04	$12.65	3
Number of shares at period end	23,945	23,882	0

Ending Balances

	March 31, 2003	December 31, 2002	% Change
Loans
Residential first mortgage	$132,058	$108,508	22
Real estate - multifamily	675,338	628,303	7
Real estate - commercial	1,091,385	983,481	11
Real estate - construction	194,440	176,221	10
Commercial	285,180	246,798	16
Trade finance	98,539	89,573	10
Consumer	111,354	112,924	(1)
Total gross loans	$2,588,294	$2,345,808	10
Unearned fees, premiums and discounts	3,210	2,683	20
Allowance for loan losses	(39,504)	(35,292)	12
Net loans	$2,552,000	$2,313,199	10

Deposits
Noninterest-bearing	$825,930	$741,891	11
Checking	249,697	230,769	8
Money market	217,469	167,148	30
Savings	280,407	256,995	9
Total core deposits	1,573,503	1,396,803	13
Time deposits	1,534,257	1,529,549	0
Total deposits	$3,107,760	$2,926,352	6

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share amounts)

	For the three months ended March 31,
	2003	2002	% Change

Interest and dividend income	$41,052	$40,102	2
Interest expense	(9,993)	(12,544)	(20)
Net interest income	31,059	27,558	13
Provision for loan losses	(2,490)	(2,550)	(2)
Net interest income after provision for loan losses	28,569	25,008	14
Noninterest income	6,780	5,258	29
Noninterest expense	(17,393)	(15,118)	15
Income before taxes	17,956	15,148	19
Income taxes	(6,198)	(4,217)	47
Net income before cumulative effect of change in accounting principle	11,758	10,931	8
Cumulative effect of change in accounting principle	—	788	(100)
Net income	$11,758	$11,719	0
Net income per share, basic	$0.49	$0.50	(2)
Net income per share, diluted	$0.48	$0.48	0
Shares used to compute per share net income:
- Basic	23,891	23,382	2
- Diluted	24,541	24,469	0

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

Average Balances

	For the three months ended March 31,
	2003	2002	% Change
Loans
Residential first mortgage	$121,232	$319,901	(62)
Real estate - multifamily	643,657	400,832	61
Real estate - commercial	998,750	890,564	12
Real estate - construction	187,344	161,258	16
Commercial	264,710	271,481	(2)
Trade finance	90,811	83,802	8
Consumer	110,981	75,742	47
Total loans	2,417,485	2,203,580	10
Investment securities	511,199	321,316	59
Earning assets	3,097,222	2,659,384	16
Total assets	3,319,647	2,823,741	18

Deposits
Noninterest-bearing	677,222	485,698	39
Checking	238,758	203,372	17
Money market	179,352	154,278	16
Savings	264,599	225,704	17
Total core deposits	1,359,931	1,069,052	27
Time deposits	1,530,798	1,339,054	14
Total deposits	2,890,729	2,408,106	20
Interest-bearing liabilities	2,293,571	2,053,480	12
Stockholders’ equity	305,072	249,631	22

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

	For the Three months ended March 31,
	2003	2002	%Change
Selected Ratios
For The Period
Return on average assets	1.42%	1.66%	(14)
Return on average equity	15.42%	18.78%	(18)
Interest rate spread	3.56%	3.59%	(1)
Net interest margin	4.01%	4.15%	(3)
Yield on earning assets	5.30%	6.03%	(12)
Cost of deposits	1.23%	1.84%	(33)
Cost of funds	1.35%	1.98%	(32)
Noninterest expense/ average assets(1)	1.88%	1.93%	(3)
Efficiency ratio(1)	41.30%	41.44%	(0)
Net chargeoffs to average loans (annualized)	0.18%	0.17%	6

Period End
Tier 1 risk-based capital ratio	9.76%	10.30%	(5)
Total risk-based capital ratio	11.02%	11.51%	(4)
Tier 1 leverage ratio	8.90%	8.94%	(0)
Nonperforming assets to total assets	0.36%	0.33%	9
Nonaccrual loans to total loans	0.36%	0.23%	57
Allowance for loan losses to total loans	1.53%	1.29%	19
Allowance for loan losses to nonaccrual loans	424.04%	560.78%	(24)

	For the Three months ended March 31,
	2003	2002	%Change
Noninterest income:
Loan fees	$1,103	$1,220	(10)
Branch fees	1,723	1,464	18
Letters of credit fees and commissions	1,470	1,246	18
Gain on sale of loans	559	213	162
Gain on securities	347	—	100
Other	1,578	1,115	42
Total	$6,780	$5,258	29

Noninterest expense:
Compensation and other employee benefits	$7,722	$6,298	23
Net occupancy of premises	2,290	2,372	(3)
Deposit insurance premiums and regulatory assessments	173	153	13
Data processing	386	489	(21)
Amortization of positive intangibles	445	478	(7)
OREO operations	—	4	(100)
Amortization of investments in affordable housing partnerships	1,321	1,041	27
Other	5,056	4,283	18
Total	$17,393	$15,118	15

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships

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